Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO
Phone:    (914) 428-9098      Fax:   (914) 428-4581
E Mail:    Drew@drewindustries.com

DREW INDUSTRIES PRESENTS AT
THE WALL STREET ANALYST FORUM

WHITE PLAINS, NEW YORK – MAY 10, 2004 – Recreational vehicle and manufactured housing products maker Drew Industries (NYSE:DW) is scheduled to present tomorrow at the Wall Street Analyst Forum in New York City. Presenting for Drew will be Leigh Abrams, president and CEO, and Fred Zinn, executive vice president and CFO.

In April, Drew announced an 83 percent increase in net income on a 34 percent increase in sales for the first quarter ended March 31, 2004. Drew said the gains were propelled by strong growth in the Company’s recreational vehicle (RV) products segment, as well as higher sales in its manufactured housing (MH) segment for the first time in six quarters. Last week, the Company completed the acquisition of Zieman Manufacturing Company, a $44 million maker of specialty chassis and chassis parts.

What: Drew Industries Presentation at The Wall Street Analyst Forum

When: 2 p.m. EDT, Tuesday, May 11, 2004

Listen: To listen, please go to the presentation section of the Company’s web site at www.drewindustries.com.

Analysts: The Wall Street Analyst Forum is limited to institutional investors and brokerage analysts. To attend the forum, please call 802-253-7596 or Jeff Lambert of Lambert, Edwards & Associates, Inc., the Company’s investor relations firm, at 616-233-0500.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks, and specialty trailers. From 51 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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